PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JUNE 24, 2003	REGISTRATION NO. 333-101856

THE IMMUNE RESPONSE CORPORATION

33,497,965 SHARES OF COMMON STOCK
10,974,491 CLASS A WARRANTS
10,974,491 CLASS B WARRANTS

        This Prospectus Supplement relates to the public offer for resale by certain of our security holders of up to (i) 9,522,071 issued shares of our common stock, (ii) 9,522,071 Class A warrants, (iii) 9,522,071 Class B warrants, (iv) 9,522,071 shares of our common stock underlying the Class A warrants and (v) 9,522,071 shares of our common stock underlying the Class B warrants. This offer is not being underwritten. We will not receive any of the proceeds from sales by the selling security holders of common stock and warrants. These security holders acquired 9,522,071 shares of common stock and the Class A warrants directly from us in a private placement of units completed on December 10, 2002. Each Class A warrant may be exercised to purchase initially one share of our common stock and one Class B warrant, at an aggregate price of $1.33. Each Class B warrant may be exercised to purchase initially one share of our common stock at a price of $1.77. Unless exercised, the warrants will expire five years after their respective dates of issuance. The Class A and Class B warrants are described more fully under "Description of the Warrants and the Warrant Agreement" in the Prospectus.

        This Prospectus Supplement also relates to the public offer for resale by our placement agent of (i) 1,452,419 shares of our common stock, (ii) 1,452,419 Class A warrants, (iii) 1,452,419 shares of our common stock underlying the Class A warrants, (iv) 1,452,419 Class B warrants and (v) 1,452,419 shares of our common stock underlying our Class B warrants. Such shares, Class A warrants and Class B warrants are being registered pursuant to an option issued to our placement agent in connection with our private placement of units.

        Additionally, this Prospectus Supplement relates to the public offer for resale by Trinity Medical Group USA, Inc. of 500,000 shares of our common stock issued in connection with an amendment to certain of our agreements with Trinity.

        We will not receive any net proceeds from the resale of shares of our common stock, Class A warrants, or Class B warrants. If the warrants are exercised by either the selling security holders or subsequent purchasers of the warrants, we will receive the net proceeds from such exercises. If an investor purchases from a selling security holder a Class A or Class B warrant other than through a private transaction, the shares of common stock and the Class B warrants, as the case may be, to be issued by us upon the exercise of such warrants are registered pursuant to a registration statement on Form S-1 (File No. 333-103260), which was filed with the Securities and Exchange Commission on June 18, 2003 and declared effective as of June 23, 2003.

        Subject to the following paragraph, the selling security holders of the offered shares of common stock, Class A warrants, Class B warrants and shares of common stock underlying the warrants may offer to resell any such securities at any time or from time to time after the date of this prospectus.

        The selling security holders of the offered securities may not, directly or indirectly, offer, sell, transfer, assign or otherwise dispose of any shares of common stock acquired by them in our December 2002 private placement of units, other than shares of common stock acquired by them from us upon the exercise of any of the warrants, until the date which is the earlier of (i) two hundred ten (210) days following the closing date of the private placement of units and (ii) ninety (90) days following the date the registration statement on Form S-1 has been declared effective by the Securities and Exchange Commission. The placement agent in the December 2002 private placement of units, Spencer Trask Ventures, Inc., may, in its sole discretion and upon written notice to such purchasers, permit the sale or other disposition of such shares of common stock prior to the expiration of such period; however, any such decision may be made only in respect of all (but not less than all) of the shares of common stock to which the resale restrictions apply.

        For a description of the plan of distribution of the resale of securities, see page 44 of the Prospectus.

        Our common stock is quoted on The Nasdaq SmallCap Market under the symbol "IMNR."

        Our Class A and Class B warrants are quoted on The Nasdaq SmallCap Market under the symbols "IMNRW" and "IMNRZ," respectively.

        Investing in our common stock and warrants involves very significant risks. You should carefully consider the risks set forth under "Risk Factors" beginning on page 4 of the Prospectus before investing in our common stock or our warrants.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus Supplement should be read in conjunction with the
Prospectus dated June 24, 2003, which is to be delivered with this
Prospectus Supplement. All capitalized terms used but not defined in this
Prospectus Supplement shall have the meanings given them in the Prospectus.

The information in the table appearing under the heading "Selling
Securityholders" in the Prospectus is superseded in part by the information appearing in the table below:

Shares of Common Stock Beneficially Owned at December 10, 2002
						Class A Warrants Beneficially Owned at August 6, 2003		Class A Warrants Beneficially Owned After Resale of Class A Warrants
Shares Beneficially Owned After Sale of Common Stock
			Shares of Common Stock Being Offered				Class A Warrants Being Offered
Selling Securityholder
	Number	Percent		Number	Percent			Number	Percent
World AIDS Research Project, Inc.	0	0	0	0	0	200,000	200,000	0	0

        FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 6, 2003.